                                 July 1, 1998



Mr. William R. Dutmers
1848 Antisdale Road
Muskegon, MI 49441

Dear Bill:

     This letter will serve as our agreement concerning your compensation and the services to be provided by you to Knape & Vogt Manufacturing Company (the "Company"). This agreement becomes effective as of July 1, 1998.

     Services Rendered. You are presently serving as Chairman of the Board of Directors of the Company. You have been providing and expect to continue providing consulting services to the Company concerning mergers, acquisitions, asset dispositions and other special projects that may be assigned to you from time to time by the Board of Directors or management of the Company. You will also be expected to perform those duties outlined in a written job description to be approved by the Compensation Committee and the full Board of Directors prior to July 1, 1998. It is expected that you will devote at least 80% of your business time to the Company's business. You will report directly to the Board of Directors.

     Restricted Shares. Your base compensation for services rendered will be an annual award at the beginning of each fiscal year of 10,500 restricted shares of the Company's common stock. This restricted share award will be granted as of the beginning of each fiscal year for five years, subject to prior termination of the arrangement by the Board of Directors. The restricted shares will not vest and may not be transferred until one year after they are issued. During the restricted period, the restricted shares will be forfeited if you cease to be Chairman of the Board of Directors for any reason or cease to be a member of the Board of Directors for any reason, other than your death or disability. After the one year restricted period, the restricted shares will vest and become freely transferrable. The restricted shares will be issued to you in a private placement and will not have been registered under state and federal securities law. During the one year restriction period, you will be permitted to vote the restricted shares and will be entitled to dividends paid on the restricted shares. The

Mr. William R. Dutmers
July 1, 1998
Page 2

restricted shares will vest automatically upon a change of control of the Company. The terms and conditions of the restricted shares will be described in more detail in a Restricted Share Award Agreement to be signed by you and the Company, a copy of which is attached to this letter.

     EVA Bonus. During the term of this Agreement, you will be paid a bonus based on Economic Value Added determined in the same manner as provided in the Company's Management Incentive Compensation Plan (the EVA Bonus Plan). For purposes of calculating an equivalent to the bonus that would be payable under the EVA Bonus Plan, your "base" for EVA bonus purposes for each fiscal year will equal the fair market value of the 10,500 restricted shares. Fair market value will be the average closing price per share during the month of June as reported in the Wall Street Journal prior to the date the restricted shares were awarded. July 1 will be the award date for the restricted shares. Your Target Bonus Percentage will be 65% for purposes of calculating your EVA bonus. Any bonus earned by you will be allocated to leveraged stock options in the same percentage as the maximum percentage of EVA bonus that the Company's President and Chief Executive Officer is eligible to designate as his EVA Bonus Option Amount under the EVA Bonus Plan. In addition, if the amount of leveraged stock options that the President and Chief Executive Officer of the Company is eligible to receive is reduced because of the limitations contained in Section 6.4(a) of the 1997 Stock Incentive Plan, then the number of leveraged stock options that you may receive will also be reduced on a pro rata basis. Although you are not a participant in the Company's EVA Bonus Plan, the leveraged stock options will be granted to you on terms equivalent to the leveraged stock options that would have been granted under the EVA Bonus Plan had you been a participant in the EVA Bonus Plan. The options and the shares covered by the options will be issued in a private placement and will not be registered under state and federal securities laws.

     Additional Compensation. The Company will also provide you with coverage under the Company's medical insurance plan. The Company will lease a suitable automobile for your use and reimburse you for automobile expenses related to the Company's business.

     Independent Contractor. We agree that you are providing services to the Company as an independent contractor, and not as an employee. As an independent contractor, you set your own hours and determine the manner and method of your performance. This agreement is not an employment agreement and does not create an employment relationship.

Mr. William R. Dutmers
July 1, 1998
Page 3


     This agreement supersedes and replaces any and all other agreements or arrangements and may be canceled by you or the Company at any time. This agreement is not a commitment to nominate or elect you to the Company's Board of Directors.

     If this letter accurately reflects the agreement between you and the Company concerning these matters, please acknowledge below and return a copy to the Company.



                                       Sincerely,

                                       KNAPE & VOGT MANUFACTURING COMPANY



                                       By:
                                          --------------------------------

                                       Its:
                                           -------------------------------

Acknowledged and agreed:

/s/ William R. Dutmers
    -----------------------
    William R. Dutmers

                       RESTRICTED SHARE AWARD AGREEMENT


     AGREEMENT made as of this 1st day of July, 1998, by KNAPE & VOGT MANUFACTURING COMPANY, a Michigan corporation (the "Company"), and WILLIAM R. DUTMERS, an individual (the "Grantee").

RECITALS
--------

     The Company and the Grantee have entered into a consulting agreement providing for the grant by the Company to the Grantee of restricted shares of common stock of the Company.

     The Board of Directors of the Company has approved an award of restricted shares to the Grantee upon the terms and conditions set forth in this Agreement.

     The Company and the Employee desire to confirm in this Agreement the terms, conditions and restrictions applicable to the award of restricted stock.

     NOW, THEREFORE, intending to be bound, the parties agree as follows:

1.  DEFINITIONS
    -----------

     1.1  "Board" means the Board of Directors of the Company.

     1.2  "Change in Control" shall have the meaning ascribed to such term in
Section 10.2 of the Company's 1997 Stock Incentive Plan.

     1.3 "Common Stock" means the common stock of the Company, par value $2.00 per share.

     1.4 "Company" means Knape & Vogt Manufacturing Company, a Michigan corporation, its successors and assigns.

     1.5  "Effective Date of this Agreement" means July 1, 1998.

     1.6 "Fiscal Year" means the twelve month period ending June 30 of each year, or such other fiscal year as may be adopted for the Company by the Board.

     1.7 "Restricted Share" means a Share which is subject to the restriction on sale, pledge or other transfer imposed by Section 3.1. An "Unrestricted Share" is a Share which is no longer a Restricted Share.

     1.8 "Reverted Shares" means Shares which have reverted to the Company pursuant to Section 5.2.

     1.9 "Shares" means the shares of Common Stock awarded, issued and delivered to the Grantee under this Agreement. If, as a result of a stock split, stock dividend, combination of stock, or any other change or exchange of securities, by reclassification, reorganization, recapitalization or otherwise, the Shares shall be increased or decreased, or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation, the term "Shares" shall mean and include the shares of stock or other securities issued with respect to the Shares.

     1.10  "Vested Shares" shall have the meaning expressed in Section 5.1.

2.   AWARD AND ACCEPTANCE OF AWARD; TAX ELECTION
     -------------------------------------------

     2.1 Award. The Company confirms the award to the Grantee of 10,500 shares of Common Stock (the "Shares") as restricted stock, upon the terms, restrictions and conditions of this Agreement. The award of Shares shall be effective as of the Effective Date of this Agreement. The Company agrees to issue and deliver to the Grantee a certificate representing the Shares promptly after the Effective Date of this Agreement.

     2.2 Acceptance. The Grantee accepts this award of Shares and agrees to hold them subject to the terms, restrictions and conditions of this Agreement.

     2.3 Tax Election. The Grantee may elect to be taxed in 1998 [the year in which this award is made] on the fair market value of the Shares awarded by signing an election to be so taxed under Section 83(b) of the Internal Revenue Code, and filing such election with the Internal Revenue Service within thirty
(30) days after the Effective Date of this Agreement. If the Grantee chooses not to make such an election, the Grantee will be taxed on the fair market value of the Shares in the year in which the restrictions lapse.

     2.4 No Withholding. The Grantee recognizes that he is an independent contractor with respect to the Company and not an employee of the Company. The Company will not withhold any amounts from the award of Shares for tax purposes. Grantee is responsible for his own tax consequences with respect to the award of Shares.

3.  RESTRICTIONS ON TRANSFER OF SHARES; LAPSE OF RESTRICTIONS
    ---------------------------------------------------------

     3.1 Transfer Prohibition. The Grantee shall not sell, pledge or otherwise assign or transfer any Share or any interest in any Share while such Share is a Restricted Share.

     3.2 Restricted Shares. Every Share shall be a Restricted Share until the restrictions lapse as provided in Section 3.6.

     3.3 Securities Law Compliance. The Grantee shall not sell or transfer any Share or any interest in any Share, whether such Share is or is not a Restricted Share, unless either (a) the Company shall consent in writing to such transfer, or (b) the Company shall have received an opinion of counsel satisfactory to the Company to the effect that such transfer will not violate the registration requirements imposed by the Securities Act of 1933 or any other provision of law which the Company shall desire such opinion to cover. The Grantee acknowledges that the Shares have not been registered under the federal securities laws or the securities laws of any state.

     3.4 Legend. Every certificate representing a Share shall at all times bear the following legend:

     "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Award Agreement entered into between the registered owner and the Company, dated July 1, 1998. A copy of the Award Agreement is on file in the offices of the Company, 2700 Oak Industrial Drive, N.E., Grand Rapids, MI 49505."

     3.5 Stop Transfer Instructions. The Company shall have the right to issue instructions to the transfer agent for the shares of the Company, prohibiting transfer of any Shares except in accordance with the requirements of this Agreement.

     3.6 Unrestricted Shares. The restrictions imposed by Section 3.1 shall lapse at the time a Share becomes a Vested Share pursuant to Section 5.1. At that time, the Share will be an Unrestricted Share.

     3.7 New Certificate for Unrestricted Shares. If the Grantee holds a certificate representing Shares which are no longer Restricted Shares, the Grantee shall be entitled to receive from the Company, in exchange therefor, a certificate representing such Unrestricted Shares, bearing a legend, if the Company shall deem such a legend to be appropriate, only to the effect that the transfer of such Shares is prohibited if it would violate the Securities Act of 1933, or any state securities law. If the Grantee's certificate represents both Restricted and

Unrestricted Shares, the Grantee shall be entitled to receive two certificates in exchange therefor, one of which shall represent the Restricted Shares and one of which shall represent Unrestricted Shares.

     3.8 Rights of Shareholder. Except for the restrictions imposed in this
Article 3 and unless the Shares have reverted to the Company pursuant to Section 5.2, the Grantee shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote and to receive the dividends declared and paid thereon.

4.   ACQUISITION WARRANTIES
     ----------------------

     In order to induce the Company to issue and deliver the Shares on the terms of this Agreement, the Grantee warrants to and agrees with the Company as follows:

     4.1 No Participating Interest. The Grantee is acquiring the Shares for the Grantee's own account, and has not made any arrangement to convey any interest in the Shares to any person, other than to transfer Reverted Shares to the Company pursuant to Section 5.3.

     4.2 Ability to Evaluate. Because of the Grantee's knowledge and experience in financial and business matters, the Grantee is capable of evaluating the merits and risks of acquiring the Shares under the arrangements prescribed by this Agreement.

     4.3 Familiarity with Company. The Grantee is familiar with the business, financial condition, earnings and prospects of the Company, and confirms that the Company has not made any representation regarding the foregoing matters or the merits of this Agreement.

     4.4 All Questions Answered. The Grantee understands all of the terms of this Agreement and the consequences to the Grantee of any actions which may be taken under this Agreement. The Grantee confirms there are no questions relating to any such matters which have not been answered to the Grantee's complete satisfaction.

     4.5 Accredited Investors Status. The Grantee represents and warrants to the Company that he is an "accredited investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended, because Grantee's net worth exceeds $1,000,000.

     4.6 Separate Award. The Company and the Grantee understand that Grantee is not a participant in the Company's 1997 Stock Incentive Plan, and this Agreement is not subject to the Company's 1997 Stock Incentive Plan.

5.   VESTING AND REVERSION
     ---------------------

     5.1 Vesting. All Shares shall become 100% Vested Shares on the earlier of
(i) July 1, 1999 (one year from the date of this Agreement), (ii) the occurrence of a Change of Control, (iii) Grantee's death, or (iv) Grantee's disability, unless prior to such time such shares revert to the Company pursuant to Section
5.2 of this Agreement because Grantee ceases to be Chairman of the board or a member of the Board of Directors for any reason (other than death or disability), whether Grantee's departure was because of resignation or any other reason (other than death or disability).

     5.2 Reversion. Unless already vested pursuant to Section 5.1 above, all Shares which have not become Vested Shares shall automatically revert to the Company if prior to July 1, 1999 (one year from the date of this Agreement) Grantee ceases to be Chairman of the Board of Directors or a member of the Board of Directors for any reason (other than death or disability), whether Grantee's departure was because of resignation or any other reason. No compensation shall be payable to the Grantee for shares which revert to the Company (other than death or disability).

     5.3 Effect of Reversion. Upon reversion of any Shares (a) absolute ownership thereof shall automatically revert to the Company at that time, (b) such Shares shall be deemed to be "Reverted Shares" for purposes of this Agreement, (c) all the Grantee's rights and interests in the Reverted Shares shall cease at that time, and (d) the Grantee shall be obligated immediately to surrender to the Company the certificates representing the Reverted Shares, but the failure to do so shall not impair the immediate effect of clauses (a), (b) and (c) above.

6.   GENERAL PROVISIONS
     ------------------

     6.1 No Right to Employment. This Agreement is not an employment contract. Grantee is an independent contractor with respect to the Company.

     6.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable, but if any provision of this Agreement shall be held to be prohibited or unenforceable under applicable law (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of this Agreement shall remain in full force and effect.

     6.3 Captions. The captions used in this Agreement are for convenience only, do not constitute a part of this Agreement and all of the provisions of this Agreement shall be enforced and construed as if no captions had been used.

     6.4 Complete Agreement. This Agreement and the Letter Agreement dated July 1, 1998, between the Company and Grantee contain the complete agreement between the parties relating in any way to the subject matter of this Agreement and supersede any prior understandings, agreements or representations, written or oral, which may have related to such subject matter in any way.

     6.5  Notices.
          -------

          (a) Procedures Required. Each communication given or delivered under this Agreement must be in writing and may be given by personal delivery or by certified mail, return receipt requested. A written communication shall be deemed to have been given on the date it shall be delivered to the address required by this Agreement.

          (b) Communications to the Company. Communications to the Company shall be addressed to it at the principal corporate headquarters and marked to the attention of the Company's Executive Compensation Committee Chair.

          (c) Communications to the Grantee. Every communication to the Grantee shall be addressed to the Grantee at the address given immediately below the Grantee's signature to this Agreement, or to such other address as the Grantee shall specify to the Company.

     6.6 Assignment. This Agreement is not assignable by the Grantee during the Grantee's lifetime. This Agreement shall be binding upon and inure to the benefit of (a) the successors and assigns of the Company, and (b) any person to whom the Grantee's rights under this Agreement may pass by reason of the Grantee's death.

     6.7 Amendment. This Agreement may be amended, modified or terminated by written agreement between the Company and the Grantee.

     6.8 Waiver. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder. A waiver upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any other occasion. All of the rights and remedies of the parties hereto, whether evidenced hereby or granted by law, shall be cumulative.

     6.9 Choice of Law. This Agreement shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be construed in accordance with and governed by the laws of the State of Michigan.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Grantee:                               KNAPE & VOGT MANUFACTURING
                                       COMPANY


/s/William R. Dutmers                  By /s/Allan E. Perry
-----------------------------------    ------------------------------
William R. Dutmers


                                       Its President
                                       ------------------------------
Address:

1848 Antisdale
-----------------------------------

Muskegon, MI 49441
-----------------------------------




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